UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2020

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Gerald W. Evans, Jr., the Chief Executive Officer and member of the Board of Directors of Hanesbrands Inc. (the “Company”), intends to retire from his position as Chief Executive Officer and offer to resign from the Board at the end of the Company’s 2020 fiscal year. On May 4, 2020, the Company entered into a Transition and Retirement Agreement with Mr. Evans (the “Transition Agreement”) to provide for the smooth transition to the Company’s next Chief Executive Officer.

The term of the Transition Agreement begins May 4, 2020 and extends until the earlier of January 2, 2021 or such earlier date as may be approved by the Company’s Board of Directors (“Scheduled Retirement Date”). Mr. Evans will remain the Company’s Chief Executive Officer until the Scheduled Retirement Date. Pursuant to the Transition Agreement, Mr. Evans will continue to receive an annual salary at his current rate and will be eligible to continue participation in the Company’s standard benefit plans through the Scheduled Retirement Date. In addition, Mr. Evans’ outstanding restricted stock units and performance share awards will continue their standard vesting up to and after the Scheduled Retirement date, in accordance with their terms. The Transition Agreement also provides that Mr. Evans will continue to be eligible for an annual incentive award for fiscal year 2020 pursuant to the Company’s Annual Incentive Plan, regardless of whether the Scheduled Retirement Date occurs before or on January 2, 2021.

No additional compensation or benefits will be payable following an unapproved resignation prior to January 2, 2021 or termination of Mr. Evans’ employment for Cause (as defined in the Transition Agreement). In addition, the Transition Agreement will not supersede or replace any benefits due or amounts payable under Mr. Evans’ Severance/Change in Control Agreement (the “Severance Agreement”) in the event a qualifying termination occurs under the Severance Agreement. In order to receive payment under the Transition Agreement, Mr. Evans is required to execute a customary release in favor of the Company and will also be required comply with certain customary non-competition and non-solicitation covenants.

Finally, the Transition Agreement provides that, except for in the event of an unapproved resignation prior to January 2, 2021 or a termination of Mr. Evans’ employment for Cause or a qualifying termination under the Severance Agreement, the Company will retain Mr. Evans as a consultant following the Scheduled Retirement Date until the end of the Company’s 2021 fiscal year under a consulting agreement (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Evans will provide transition and integration services and will consult with a successor on matters that arose while Mr. Evans was Chief Executive Officer for no more than 20% of normal business hours. Mr. Evans will be entitled to a monthly consulting fee of not less than $91,666.67 during the 2021 calendar year.

The above description of the material terms of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, which the Company expects to file as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2020.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hanesbrands Inc.

Date: May 7, 2020	By:	/s/ Joia M. Johnson
	Name:	Joia M. Johnson
	Title:	Chief Administrative Officer, Chief Legal Officer, General Counsel and Corporate Secretary